Filed Pursuant to Rule 424(b)(3)

Registration No. 333-89196

PROSPECTUS

1,571,000 Shares

Layne Christensen Company

COMMON STOCK
($0.01 par value per share)

     The selling stockholder identified in this prospectus may from time to time sell up to an aggregate of 1,571,000 shares of our common stock, par value $0.01 per share. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock offered by the selling stockholder. Please see “Selling Stockholder” and “Plan of Distribution” for information about the selling stockholder and the manner of offering of the common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol “LAYN.” On September 10, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $9.09 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

     The common stock has not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 11, 2002

WHERE YOU CAN FIND MORE INFORMATION
ABOUT LAYNE CHRISTENSEN COMPANY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You should rely only on the information contained or incorporated by reference in the registration statement of which this prospectus forms a part as well as other information you deem relevant. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Layne Christensen Company that file electronically with the Commission.

     We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended, or Securities Act. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2002;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002;

•	Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 30, 2002;

•	Description of our common stock contained in our registration statement on Form 8-A dated August 14, 1992; and

•	all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the selling stockholder stops offering the securities under this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(913) 362-0510

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ABOUT LAYNE CHRISTENSEN COMPANY

     Layne Christensen Company provides drilling services and related products and services in four principal markets: water resources, mineral exploration, geoconstruction services and energy services and production. Our customers include municipalities, industrial companies, mining companies, oil and gas companies and consulting and engineering firms located principally in the United States, Canada, Mexico, Australia, Africa and South America.

     We acquired Christensen Boyles Corporation, or CBC, in December 1995, which expanded our mineral exploration drilling business domestically and marked our entry into Chile, Peru and other South American countries through CBC’s affiliated companies. As a result of this acquisition, we acquired CBC’s drill rig and diamond drill bit design and manufacturing business. In August 2001, we sold our design and manufacturing business to a subsidiary of Atlas Copco.

     In July 1997, we, through our wholly-owned subsidiary Layne Christensen Australia Pty Limited, consummated a tender offer to the security holders of Stanley Mining Services Limited, or Stanley, a company listed on the Australian Stock Exchange. Stanley is an Australian mineral exploration company that provides services predominantly to gold mining companies in Australia and Africa. In October 1996, Stanley acquired 51% of Glindemann & Kitching Pty Ltd, or G&K, a drilling contractor based and operating in Western Australia that specializes in diamond core exploration drilling for gold projects. In September 1997, G&K repurchased the remaining 49% of G&K’s outstanding stock thereby making G&K a wholly-owned subsidiary of Stanley. We refer to our acquisition of all of the outstanding capital stock of Stanley and the repurchase by G&K of all of G&K’s capital stock not previously owned by Stanley as the “Stanley Acquisition.”

     In August 1997, we completed a secondary offering of 5,750,000 shares of our common stock, par value $0.01 per share, 2,756,565 of which were sold by our company and the balance of which were sold by certain of our existing stockholders. The proceeds received by our company from the shares we sold were used to reduce the debt incurred in connection with the Stanley Acquisition.

     Our executive offices are located at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, and our telephone number is (913) 362-0510. Whenever we refer to the “company” or “us,” or use the terms “we” or “our” in this prospectus, we are referring to Layne Christensen Company and its subsidiaries.

RISK FACTORS

     An investment in our securities involves a high degree of risk. Described below are risks and uncertainties currently facing our company. There may be additional risks that we do not presently know of or that we currently consider immaterial. Any of these risks could adversely affect our business, results of operations, liquidity and financial position.

We depend on continued mineral exploration and development.

     Demand for our mineral exploration drilling services and products depends in significant part upon the level of mineral exploration and development activities conducted by mining companies, particularly with respect to gold and copper. Mineral exploration is highly speculative and is influenced by a variety of factors, including the prevailing prices for various metals, which often fluctuate widely. For example, the price of gold is affected by numerous factors, including international economic trends, currency exchange fluctuations, expectations for inflation, speculative activities, consumption patterns, purchases and sales of gold bullion holdings by central banks and others, world production levels and political events. In addition to prevailing prices for minerals, mineral exploration activity is influenced by the following factors:

•	the economic feasibility of mineral exploration and production;

•	the discovery rate of new mineral reserves;

•	national and international political and economic conditions; and

•	the ability of mining companies to access or generate sufficient funds to finance capital expenditures for their activities.

     A material decrease in the rate of mineral exploration and development would reduce the revenues generated by our mineral exploration business.

A significant portion of our revenues are generated from our operations in foreign countries, and we face unique risks related to these operations.

     Our earnings are significantly impacted by the results of our operations in foreign countries, including, among others, Canada, Chile, Mexico, Peru, Italy, Australia and several countries in Africa. In fiscal 2002, approximately 30% of our revenues were generated from international operations. Our foreign operations are subject to certain risks beyond our control, including the following:

•	political, social and economic instability;

•	war and civil disturbances;

•	the taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	tariffs, taxes and other trade barriers;

•	exchange controls and limitations on remittance of dividends or other payments to us by our foreign subsidiaries and affiliates; and

•	devaluations and fluctuations in currency exchange rates.

Some of our contracts are not denominated in dollars, and we do not currently engage in foreign currency hedging transactions. In addition, we do not maintain political risk insurance and our business interruption insurance does not extend to our foreign operations. We do not know whether these risks relating to foreign operations will not have a material adverse effect on our business, results of operations, liquidity and financial position.

We face risks relating to our operations.

     Our drilling activities involve operating hazards that can result in personal injury or loss of life, damage and destruction of property and equipment, damage to the surrounding areas, release of hazardous substances or wastes and other damage to the environment, interruption or suspension of drill site operations and loss of revenues and future business. The magnitude of these operating risks is amplified when we, as is frequently the case, conduct a project on a fixed-price, “turnkey” basis in which we delegate specified functions to subcontractors but remain responsible to the customer for the subcontracted work. Whether or not we or our subcontractor causes an accident, we could be named as a defendant in lawsuits asserting large claims arising from such occurrences. Although we maintain insurance protection that we consider economically prudent, we do not know whether this insurance will be sufficient or effective under all circumstances or against all claims or hazards to which we may be subject or whether we will be able to continue to obtain this insurance protection in the future at rates that we consider reasonable. A successful claim or damage resulting from a hazard for which we are not fully insured could have a material adverse effect on our business, results of operations, liquidity and financial position. In addition, our business is subject to curtailed or suspended operations as a result of the following:

•	adverse weather conditions;

•	natural disasters;

•	work stoppages;

•	mine closings; and

•	force majeure and other similar events.

The occurrence of any of these events could have a material adverse impact on our business, results of operations, liquidity and financial position. Moreover, our foreign drill rigs are often situated in remote locations with limited infrastructure support, which could hinder the supply and mobilization of rigs, supporting equipment and supplies.

We require skilled workers to conduct our operations.

     Our ability to remain productive, profitable and competitive depends substantially on our ability to retain and attract skilled drillers and employees with expert geological knowledge and capabilities. The demand for these workers is high and the supply is limited. Approximately 13% of our workforce is unionized and two of our 15 collective bargaining agreements will expire within the next 12 months. Our inability to attract and retain trained drillers and other skilled employees in the United States and overseas could have a material adverse effect on our business, results of operations, liquidity and financial position.

The competitive biding process and competition, combined with low barriers to entry for our industry, could adversely affect our business.

     Contracts for our services are awarded on a competitive bid or negotiated basis. We believe that the principal factors considered by our customers in awarding any particular contract include the following:

•	technical expertise;

•	reputation;

•	bonding capacity;

•	safety record;

•	access to available equipment;

•	project management skills;

•	scheduling estimates;

•	price.

We will lose business to our competitors if we are not able to demonstrate these abilities to potential customers.

     We face significant competition. In our water resources business and our geoconstruction services business, we compete with many smaller firms on a local or regional level. There are no proprietary technologies or other significant factors which prevent other firms from entering these local or regional markets or from consolidating together into larger companies more comparable in size to our company. In our mineral exploration business, we compete with a number of drilling companies, including the Boart Longyear Group, an indirect subsidiary of Anglo-American Industrial Corporation, Ltd., and Major Drilling, as well as vertically integrated mining companies that conduct their own exploration drilling activities. In our energy services business, we compete with a number of oil and gas services companies, including Baker Hughes, Inc., Weatherford International and Smith International, Inc. Many of our competitors in the mineral exploration business and the energy services business have greater capital and other resources than our company. Additional competition could adversely affect our business, results of operations, liquidity and financial position.

Our drilling services are subject to governmental regulation.

     Our drilling services are subject to various licensing, permitting, approval and reporting requirements imposed by federal, state, local and foreign laws. Our operations are subject to inspection and regulation by various governmental agencies, including the Department of Transportation, Occupation and Safety Health Administration and the Mine Safety and Health Administration of the Department of Labor in the United States, as well as their counterparts in foreign countries. This regulation also affects our mining customers and may influence their determination whether to conduct mineral exploration and development. Future changes in these laws, domestically or in foreign countries, could have a material adverse impact on our customers, which in turn could have a material adverse impact on our business, results of operations, liquidity and financial position.

Our results of operations could be harmed by environmental regulation and associated costs.

     We are required to comply with foreign, federal, state and local laws and regulations regarding health and safety and the protection of the environment, including those governing the storage, use, handling, discharge and disposal of hazardous substances in the ordinary course of our operations. We are required to obtain and comply with various permits under current environmental laws and regulations, and new laws and regulations may require us to obtain and comply with additional permits. We may be unable to obtain or comply with, and could be subject to revocation of, permits necessary to conduct our business.

     Environmental laws and regulations may be enacted or interpreted to impose environmental liability on us with respect to our facilities or operations. Under various foreign, federal, state and locals laws and regulations relating to the protection of the environment, we may be held liable for the costs of environmental investigation or remediation. The costs of investigation or remediation may be substantial. More stringent environmental laws, as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation, could have a material adverse effect on our business, results of operations, liquidity and financial position.

Our well water business depends on municipal spending.

     Approximately 35% of our fiscal 2002 revenues were derived from water well drilling and maintenance contracts with local governmental entities or agencies. Material reductions in spending by a significant number of municipalities or local governmental agencies could have a material adverse effect on our business, results of operations, liquidity and financial position.

We face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether any such transactions can be identified, completed and the other party integrated with our business on favorable terms.

     We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time, we have had discussions and negotiations with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in assimilating that company’s personnel, operations and technology. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we cold have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would dilute the ownership interest of our stockholders.

Recent changes in accounting policies have adversely affected our results of operations for the current fiscal year and could adversely affect our results of operations in future years.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 142, Goodwill and Other Intangible Assets, or SFAS 142. SFAS 142 was effective for our company as of February 1, 2002 and substantially changed the accounting for goodwill, requiring that goodwill and other intangible assets with indefinite useful lives cease to be amortized, but instead be periodically tested for impairment. SFAS 142 also requires an initial assessment of impairment be made of goodwill within six months of adoption. We completed the initial assessment during the second quarter of fiscal year 2003 and concluded based on that evaluation that a transitional impairment charge related to goodwill recorded in our Mineral Exploration division was required. As a result, we took a non-cash charge of $20.2 million as of February 1, 2002. The charge, net of taxes of $5.8 million, was recorded as a cumulative effect of a change in accounting principle in accordance with SFAS 142. We have additional goodwill of $1.7 million related to our other divisions which is not presently impaired. To the extent additional information arises or our strategies change, our conclusions regarding impairment of the remaining goodwill could change and materially adversely affect our financial position or results of operations in future years.

Our quarterly results fluctuate significantly.

     We historically have experienced fluctuations in our quarterly results arising from a number of factors, including the following:

•	the timing of the award and completion of contracts;

•	the recording of related revenues; and

•	unanticipated additional costs incurred on projects.

     Our revenues on large drilling contracts are recognized on a percentage of completion basis for individual contracts based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     A significant number of our contracts contain fixed prices and generally assign responsibility to us for cost overruns for the subject projects. As a result, revenues and gross margin may vary from those originally estimated and, depending upon the size of the project, variations from estimated contract performance could affect our operating results for a particular quarter. Many of our contracts are also subject to cancellation by the customer upon short notice with limited damages payable to us. In addition, adverse weather conditions, natural disasters, force majeure and other similar events can curtail our operations in various regions of the world throughout the year, resulting in performance delays and increased costs. Moreover, our domestic drilling activities and related revenues and earnings tend to decrease in the winter months when adverse weather conditions interfere with access to drilling sites and the ability to drill. As a result, our revenues and earnings in the second and third quarters tend to be higher than revenues and earnings in the first and fourth quarters. Accordingly, as a result of the foregoing as well as other factors, our quarterly results should not be considered indicative of results to be expected for any other quarter or for any full fiscal year.

The price of our stock has historically been and may continue to be highly volatile.

     The market price of our common stock has fluctuated widely and may continue to do so. For example, for the 12-month period from September 2001 through August 2002, the closing price of our common stock has ranged from a high of $10.75 per share to a low of $7.30 per share. Many factors could cause the market price of our common stock to rise and fall. These factors include the following:

•	actual or anticipated quarter-to-quarter variations in our results of operations, including charges to write-off goodwill;

•	limited average daily trading volume of our common stock;

•	changes in estimates of our performance or recommendations by securities analysts;

•	events or factors relating to our performance or the drilling or mining industries generally;

•	factors influencing the demand and supply of gold and copper and related mining activity;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	the sale or attempted sale of a large amount of shares of our common stock in the public market or the perception that such sales might occur;

•	the registration for resale of shares of our common stock; and

•	other events or factors, many of which are beyond our control.

In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies or industries. These fluctuations may adversely affect the market price of our common stock. Historically, following periods of volatility in the market price of a public company’s securities, securities class action litigation has been initiated against that company. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

A small number of stockholders own a significant amount of our common stock and have influence over our business regardless of the opposition of other stockholders.

     A small number of stockholders own in excess of a majority of our outstanding common stock. The interests of these stockholders may not always coincide with our interests or those of our other stockholders. These stockholders, acting together, have significant influence over all matters submitted to our stockholders, including the election of our directors and approval of business combinations, and could delay, deter or prevent a change of control of our company. These stockholders are able to exercise significant control over our business, policies and affairs.

     This prospectus covers the offer and sale of shares held by KKR Associates, L.P., which owned approximately 17.1% of our outstanding common stock prior to this offering. We do not know whether KKR Associates, L.P. will sell shares in an amount sufficient to reduce its overall influence over our company, or whether it will purchase additional shares in the future. In addition, we do not know whether KKR Associates, L.P. will sell a significant amount of shares to one or a small number of purchasers, which could enable such purchasers to have significant influence over matters submitted to our stockholders and to exercise significant control over our business, policies and affairs.

Our governing documents and Delaware law may inhibit a takeover or change of control of our company that stockholders may consider beneficial.

     Our Restated Certificate of Incorporation and Bylaws, as well as Delaware corporate law, contain provisions that could have the effect of delaying, deferring or preventing a change of control of our company that may be in the best interest of our stockholders. These provisions include our ability to issue up to 5,000,000 shares of preferred stock having such designations, preferences and rights as may be fixed by our Board of Directors without any stockholder approval, and a provision under which only our Board of Directors may call meetings of stockholders. In addition, our directors are divided into three classes, each having a term of three years, with the term of one class expiring each year. These provisions could delay the replacement of a majority of our directors and have the effect of making changes in our Board of Directors more difficult than if such provisions were not in place. Under certain conditions, Section 203 of the Delaware General Corporation Law would prohibit us from engaging in a business combination with an interested stockholder (in general, a stockholder owning 15% or more of our outstanding voting stock) for a period of time.

We are restricted from paying dividends.

     We have not paid any cash dividends on our common stock since our initial public offering in August 1992, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our current credit arrangements restrict our ability to pay dividends. Investors seeking dividend payments should not purchase our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the company believes,” “the company intends,” “we believe,” “we intend” and similar words or phrases. These statements are based on current expectations and are subjects to risks, uncertainties and assumptions. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements: prevailing prices for various metals, unanticipated slowdowns in our major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, weather, municipal spending, worldwide economic and political conditions and foreign currency fluctuations that affect worldwide results of operations. Please see the information provided under the caption “Risk Factors.” Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in these forward-looking statements.

DESCRIPTION OF CAPITAL STOCK

     Holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor. Pursuant to our Restated Certificate of Incorporation, holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in the assets of our company, if any, remaining after the payment of all debts and liabilities of our company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock, including the shares of common stock offered hereby, are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which we may issue in the future. No shares of preferred stock are presently outstanding nor do we have any present plan to issue such shares.

SELLING STOCKHOLDER

     We are registering these shares of our common stock for resale by the selling stockholder identified below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. The selling stockholder has advised us that (1) it acquired the shares in the ordinary course of business and (2) at the time of the acquisition of the shares to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares. We agreed to register these shares pursuant to the terms of a Registration Rights Agreement, dated as of November 30, 1995, by and between our company and Marley Holdings, L.P., as amended as of August 13, 1997. Please see “Plan of Distribution.”

     We have filed with the Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, in privately-negotiated transactions, or otherwise. We intend to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until such time as all shares covered by the registration statement have been sold pursuant thereto.

     The following table sets forth the name of the selling stockholder, the number of shares of our common stock known by us to be beneficially owned by the selling stockholder as of June 4, 2002, the number of shares of our common stock that may be offered for resale for the account of the selling stockholder pursuant to this prospectus and the number of shares of our common stock to be held by the selling stockholder after the sale of all of the shares by the selling stockholder. Percentage ownership is based on 11,772,350 shares of common stock outstanding as of August 23, 2002. The selling stockholder may sell all, some or none of the common stock being offered. This information is based upon information provided by the selling stockholder.

	Shares Beneficially			Shares Beneficially
	Owned Prior to			Owned Subsequent
	the Offering(1)		Shares Offered	to the Offering(1)(2)
by This
Name of Selling Stockholder	Shares	Percent	Prospectus	Shares	Percent

KKR Associates, L.P.(3)	2,005,436	17.0%	1,571,000	434,436	3.7%

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

(2)	Assumes the sale of all shares offered hereby.

(3)	Edward A. Gilhuly, Henry R. Kravis, George R. Roberts, Paul E. Raether, Robert I. MacDonnell, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin and Scott Stuart are the general partners of KKR Associates, L.P., and Messrs Kravis and Roberts are also the members of the Executive Committee of KKR Associates, L.P., and in such capacity may be deemed to share beneficial ownership of the shares of common stock that KKR Associates, L.P. may beneficially own or be deemed to beneficially own. Mr. Gilhuly is a director of our company. Todd A. Fisher is a limited partner of KKR Associates and a director of our company. The foregoing individuals disclaim beneficial ownership of the shares owned by KKR Associates, L.P. for purposes of Section 13(d) of the Exchange Act or for any other purpose. The business address of KKR Associates, L.P. is 9 West 57th Street, New York, New York 10019.

PLAN OF DISTRIBUTION

     The selling stockholder, or, subject to applicable law, its pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the Nasdaq National Market;

•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

•	“at the market,” to or through market makers, or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	in privately negotiated transactions; or

•	to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholder also may sell shares short and deliver the shares to close out such short positions. The selling stockholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholder also may pledge the shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these “underwriters” receive may be deemed to be underwriting compensation.

     To the extent required, the following information will be set forth in a supplement to this prospectus:

•	information as to whether underwriters who the selling stockholder may select, or any other broker-dealer, is acting as principal or agent for the selling stockholder;

•	the compensation to be received by underwriters that the selling stockholder may select or by any broker-dealer acting as principal or agent for the selling stockholder; and

•	the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

     Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

     We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With some exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

USE OF PROCEEDS

     We will not receive any of the cash proceeds from the selling stockholder’s sales of our common stock.

LEGAL MATTERS

     The validity of the shares being offered hereby has been passed upon for us by Steven F. Crooke, Esq., our Vice President and General Counsel.

EXPERTS

     The consolidated financial statements and the related financial statements schedule incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended January 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.